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                                BROWN & WOOD LLP
                             ONE WORLD TRADE CENTER
                           NEW YORK, N.Y. 10048-0557

                            TELEPHONE: 212-839-5300
                            FACSIMILE: 212-839-5599



                                                        January 30, 1997


Merrill Lynch Municipal Strategy
  Fund, Inc.
P.O. Box 9011
Princeton, New Jersey 08543-9011


Ladies and Gentlemen:

        We have acted as counsel for Merrill Lynch Municipal Strategy Fund, Inc., a Maryland corporation (the "Fund"), in connection with the registration of 9,967,742 shares of common stock, par value $0.10 per share (the "Common Stock"), under the Securities Act of 1933, as amended, pursuant to a pre-effective amendment to the registration statement on Form N-2 to be filed with the Securities and Exchange Commission on the date hereof (the "Amendment").

        As counsel for the Fund, we are familiar with the proceedings taken by the Fund in connection with the authorization, issuance and sale of the Common Stock. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, including the Articles Supplementary, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that the Common Stock, upon issuance and sale in the manner referred to in the Amendment for consideration
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not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.




                                       Very truly yours,


                                       /s/ BROWN & WOOD LLP